UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Jacobson, Bruce M.
   Katz, Sapper & Miller
   11711 North Meridian Street
   P. O. Box 40857
   Indianapolis, IN  46240-0857
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tultex Corporation
   TTX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
    Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |4,500              |D     |                           |
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Common Stock               |      |    | |                  |   |           |187,033            |I     |(1), (2)                   |
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Common Stock               |      |    | |                  |   |           |187,032            |I     |(1), (3)                   |
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Common Stock               |      |    | |                  |   |           |374,065            |I     |(1), (4)                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1 ) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an
       admission that the reporting person is the beneficial owner of such securitiesfor purposes of Section 16 or otherwise.
(2) Simon Trust Partnership #3 holds 18,750 shares of Tultex Cumulative Convertible Preferred Stock, $7.50
      Series B convertible into 187,033 shares of Tultex Common
Stock.
(3) Herbert Simon Trust #3 holds 18,750 shares of Tultex Cumlative Convertible Preferred Stock, $7.50 Series B
      convertible into 187,032 shares of Tultex Common
Stock.
(4) LG Sale Corp. holds 37,500 shares of Tultex Cumulative Convertible Preferred Stock, $7.50 Series B,
      convertible into 374,065 shares of Tultex Common
Stock.